ARTICLES OF MERGER
                                   CONTAINING
                                       THE
                          AGREEMENT AND PLAN OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2005, is entered into by and between CAGI Transition, Inc., a Wyoming corporation ("Transition"), Chiriquitos Mining, Inc., a Wyoming corporation ("Chiriquitos") and Capital Hill Gold, Inc. a Florida corporation ("CAGI"), to effectuate the merger of Transition with and into Chiriquitos (the "Merger") under Section 368(a)(2)(A) of the Internal Revenue Code of 1986. Transition and Chiriquitos are hereinafter collectively referred to as the "Constituent Corporations." Chiriquitos is sometimes hereinafter referred to as the "Surviving Corporation." This Agreement and Plan of Merger is intended to be filed with the state of Wyoming as the Articles of Merger required by Section 17-16-1105 of the Wyoming Business Corporation Act (the "Act").


                                    RECITALS

             A. CAGI owns all of the outstanding 100 shares of common stock of Transition, which is the only class outstanding (the "Transition Common Stock").

             B. CAGI, Chiriquitos and Transition have agreed that Chiriquitos and Transition shall merge with Chiriquitos to be the Surviving Corporation. The Merger has been approved by the Boards of Directors of the Constituent Corporations on March 17, 2005. This Agreement and the issuance of the CAGI shares of Common Stock pursuant to Section 4 hereof has also been approved by the CAGI Board of Directors on March 17, 2005.

             C. In respect of Transition, CAGI, as the holder of all of the outstanding 100 shares of common stock of Transition, the only class of shares outstanding, has approved the Merger by written consent action dated March 17, 2005. The number of votes cast by CAGI as the sole shareholder of Transition was sufficient for the approval of the Merger.

             D. In respect of Chiriquitos, the Merger was approved by all of the holders of the outstanding 10,000,000 shares of common stock of Chiriquitos, that being the only class of stock outstanding, by shareholder meeting dated March 10, 2005. The number of votes cast by the shareholders of Chiriquitos was sufficient for the approval of the Merger

             E. In respect of CAGI, the Merger does not require the consent of CAGI shareholders under the Florida Business Corporation Act because CAGI is not one of the Constituent Corporations.

             NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger; (b) the method of carrying the same into effect; (c) the manner and basis of converting and exchanging the shares of Chitiquitos Common Stock into shares of CAGI Common Stock; and (d) such other details and provisions as are deemed necessary or desirable; and in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, CAGI, Transition and Chiriquitos hereby agree as follows:

             1. Effective Date. The Merger shall become effective upon the filing of a copy of these Articles of Merger with the Secretary of
 State of Wyoming, as required by Section 17-16-1105 of the Act. The date and time on which the Merger becomes effective is hereinafter referred to as the "Effective Date."

             2. Merger.  At the Effective Date,  Transition shall merge with and into Chiriquitos with Chiriquitos being the Surviving Corporation and the separate corporate existence of Transition shall cease. The corporate identity, existence, purposes, franchises, powers, rights and immunities of Transition at the Effective Date shall be merged into Chiriquitos which shall be fully vested therewith. Chiriquitos shall be subject to all of the debts and liabilities of Transition as if Chiriquitos had itself incurred them and all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens, if any, upon the property of Chiriquitos shall be limited to the property affected thereby immediately prior to the Effective Date.

             3. Articles of Incorporation. At the Effective Date, the Articles of Incorporation of
Chiriquitos shall be the Articles of Incorporation of the Surviving Corporation, without amendment.

             4.    Effect of Merger on Outstanding Shares, Options and Warrants.

  (a) Disappearing Corporation Shares. Each share of Transition Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall  be unaffected.

  (b) Surviving Corporation Shares. At the Effective Date, each issued and outstanding share of Chiriquitos Common Stock shall be converted into 1
   fully paid   and non-assesable share of CAGI common stock.

  (c)    Debentures. At  the  Effective  Date,  each   Convertible  Debenture of
   Chiriquitos shall be converted into a Convertible Debenture of like terms of CAGI.


             5.       Other Provisions.

                              (a) Governing Law;. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

                              (b) Counterparts. These Articles of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

                              (c) Further Assurances. Each party to this Agreement shall from time to time upon the request of any other party, execute and deliver and file and record all such documents and instruments and take all such other action as such corporation may request in order to vest or evidence the vesting in Chiriquitos of title to and possession of all rights, properties, assets and business of Transition to the extent provided herein, or otherwise to carry out the full intent and purpose of this Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed on behalf of the parties hereto as of the day and year first above written.

 CHIRIQUITOS MINING, INC.                             CAGI TRANSITION, INC.



By:    /s/ Jehu Hand                                 By:  /s/ Daniel Enright
Jehu Hand                                                   Daniel Enright
       President                                            President

CAPITAL HILL GOLD, INC.



By:    /s/ Daniel Enright
       Daniel Enright
       President